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                                                                   Exhibit 10.21

                                [NOVADIGM LOGO]

                                                                  April 16, 2001

Mr. Gerald Labie
2714 Coffee Pot Boulevard N.E.
St. Petersburg, FL 33704

Dear Gerald,

I am pleased to confirm our offer to you for a position with Novadigm, Inc. (the "Company") as President and Chief Operating Officer reporting to Albion Fitzgerald commencing on April 9, 2001. Your work location will be our corporate offices in Mahwah, New Jersey.

In this position, you will be paid a semi-monthly salary equating to an annualized amount of $275,000. You will be entitled to participate in an Executive Incentive Plan with an on target incentive potential of $137,500 per annum. The incentive earned will be determined by the company's financial performance against the approved budget. The Executive Incentive Plan allows for incremental incentive payments for over achievement of the financial targets.

As a Company employee, you are eligible for benefits that the Company makes generally available to its employees such as medical, dental, vision, long-term disability, life insurance, the Company's 401(K) plan and Employee Stock Purchase Plan. Your vacation benefit will be four weeks.

In addition, you will be eligible to participate in the Company's Employee Stock Option Plan. Under this plan, the Company will offer you, with the approval of the Board of Directors, on your commencement date, stock options for the purchase of 400,000 shares. Twenty-five percent of the options vest on the first anniversary of your commencement, thereafter 1/48 of the options will vest monthly. The exercise price of the option is determined by the commencement date of your employment.

You are also eligible for an additional Stock Option for 100,000 shares, 50,000 of these shares will be granted for successfully achieving revenue targets as defined in your Executive Compensation Plan for FY 2002. The balance of 50,000 shares will be granted for successful completion of FY 2002 MBO's set by Albion and the Board of Directors.

Subject to formal approval by the Company's Board of Directors on or before the Proxy Statement issue date, you will be a nominee for director in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders to be held September 14, 2001 and, if elected by the stockholders, you will serve until the 2002 Annual Meeting or until your successor has been elected and qualified. Your term as a director does not guaranty employment with the Company for any period of time, nor is there any additional compensation for serving as a Board member.

Novadigm will reimburse the normal and reasonable costs associated with your relocation to the Mahwah, NJ area. Costs that would be covered include, expenses related to disposing of your old residence (e.g. realtors fees, required inspections etc), movement of your household goods to your new residence, and closing costs on your new residence etc.

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Gerald Labie
April 16, 2001
Page 2 of 4

As an Executive with Novadigm you will also be eligible for coverage under the Executive Severance Policy, which provides income protection under certain circumstances. You severance pay benefit will be 26 weeks. A copy of the policy is attached.

In addition to this offer letter, I have enclosed a copy of this letter, an employment application form and our standard Employment, Confidential Information and Invention Assignment Agreement ("Agreement").

You should be aware that some or all of the benefits plans mentioned above may have required waiting periods before enrollment. In addition you should be aware that your employment with the company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This letter, the application form and enclosed Agreement constitute the entire agreement between you and the Company regarding your employment, and may be modified only in writing. Terms of this offer are considered confidential information to the Company and trust that you will treat it as such between you and the Company.

In accepting this offer, you are representing to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (ii) you do not know of any conflict which would restrict your employment with the Company, and (iii) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

Gerald, we are very excited about having you as part of Novadigm and everyone is eager to get you aboard and move forward with your added participation.

                                        Sincerely,


                                        /s/ ALBION FITZGERALD
                                        ---------------------------
                                         by Robert Rafferty
                                        Albion Fitzgerald
                                        Chairman and CEO


Terms Agreed:

/s/ GERALD LABIE
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Gerald Labie


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Date

Enclosures
cc: Robert Rafferty